EXHIBIT 10.3
                      LEASE AGREEMENT FOR MR. SAN OLEN

        Donald Haskell ("Haskell") leases to Tejon Ranchcorp, a
   California corporation ("Tejon"), and Tejon leases from Haskell, the horse known as Mr. San Olen, on the terms stated below.

        1. Lease Term. The initial term of this lease shall be from December 1, 1993, through December 31, 1995. Tejon is granted the option to extend the term of this lease for two (2) periods of three
   (3) years each. Tejon may exercise such options by delivering notice to Haskell by November 30 of the year in which the lease term would otherwise expire.

        2. Rent. The rent during the initial and option terms shall be Five Thousand Dollars ($5,000) per year, payable on or before January 15 of each year. December 1993 shall be rent-free. If a succeeding lease is desired by the parties, the rental will be renegotiated at that time.

        3. Insurance. Tejon shall purchase and maintain at all times during the lease term an insurance policy with terms standard in the horse breeding industry insuring against the death of or injury to Mr. San Olen. Haskell shall reimburse Tejon on demand for one-half of the cost of such policy. The initial policy amount shall be Thirty Five Thousand Dollars ($35,000); this amount shall be adjusted annually around December of each year, as the parties shall reasonably agree, to reflect any increase or decrease in the value of Mr. San Olen based on the performance of his foals. Haskell shall be named as loss payee of this policy and shall own all insurance proceeds. Haskell agrees that his sole remedy in the event of the death of or injury to Mr. San Olen is limited to recovery of the insurance proceeds from the policy described above, provided that such policy is currently paid and in conformance with this paragraph, and waives any right to recover any other or additional sums against Tejon.

        4. Duty of Care. Tejon shall care for Mr. San Olen in the same manner as it would for any horse of his caliber. In particular, when stabled at Tejon Ranch, Tejon shall keep Mr. San Olen in a stall and exercise him regularly on a hot-walker and/or ride him.

        5. Use. Tejon plans that Mr. San Olen will be used as follows: he will stand at stud at the Oswood Stallion Station from approximately February 1 to July 1 of each year and will return to Tejon Ranch on or about July 1 of each year, all commencing in 1994; he will idle from July through January while he is at Tejon Ranch; he will not be shown; Tejon will decide which of its mares and outside mares will breed with him and will pay all costs associated with doing so; and Tejon will pay any advertising and promotional costs and any incentive payments to horse shows that Tejon elects to incur. Tejon

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   may change this plan of using Mr. San Olen with Haskell's consent, which shall not be unreasonably withheld.

        6. Governing Law. This lease shall be governed by and construed in accordance with the laws of the State of California.

        This lease is executed as of November 15, 1993.




   ______________________________
   Donald Haskell


   Tejon Ranchcorp,
   a California corporation



   By:___________________________
      Matt Echeverria,
      Vice President


























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